UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

On June 17, 2019, the Participating Stockholders issued the following press release, which was also posted by the Participating Stockholders to www.SavePGNX.com:

Velan SETS THE RECORD STRAIGHT ON Progenics Pharmaceuticals’ LATEST MISLEADING STATEMENTS

Highlights the Multiple Ways Peter Crowley and Michael Kishbauch have Failed Stockholders While the Board Disingenuously Touts its “Significant Progress” and Self-Proclaimed Mastery

Implores Stockholders to Follow Velan, a True “Fellow Shareholder,” and Vote the GREEN Proxy Card Today AGAINST the Re-Election of Messrs. Crowley and Kishbauch

Alpharetta, GA - June 17, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other participants in its solicitation, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today issued the following statement responding to certain misleading claims made by the Progenics Board of Directors (the “Board”).

On June 13, 2019, the Board delivered a second letter to “fellow shareholder[s]” touting a commitment “to enhancing the value of [their] investment.” Due to the Board’s apparent desire to preserve the status quo and distract stockholders from the issues plaguing the Company – where minimal stock ownership in the boardroom, lackluster operational performance, endless stockholder dilution and hefty compensation are all acceptable under the current regime – the Board has elected to engage in a campaign of misinformation and scare tactics. Velan is here to set the record straight.

The Board’s Misleading Statement	Perspective of True Stockholder
“Dear Fellow Shareholder”

Non-executive directors collectively own only ~0.06% of Progenics common stock with Peter Crowley and Michael Kishbauch owning ZERO shares of Progenics common stock[i]

The Board added insult to injury to “fellow shareholder[s]” with its decision to dilute stockholders in June 2019 by making a milestone payment in stock when it could have done so with cash

“…Velan Capital, L.P., an investment firm, is attempting to derail our significant progress and ultimately gain control of your Board.”

Velan, a true fellow shareholder, is aligned with all stockholders – we will only make money if the value of our investment appreciates. We are not seeking control of the Board, rather we are seeking accountability for years of underperformance

“The Progenics Board and management team continue to make significant progress toward enhancing the value of your investment. We are working tirelessly to advance our pipeline and make a difference in the lives of patients.”

The Board directed a failed 1404 Phase 3 trial and sat idle for more than SIX YEARS before beginning its MIP-1095 Phase 2 program in June 2019, after Velan’s public involvement. Furthermore, AZEDRA was acquired in 2013 with the majority of its pivotal trial patients already recruited…it was not approved until July 2018

It took more than TEN YEARS of Mr. Crowley’s tenure and TEN MONTHS from AZEDRA’s FDA approval for the Company to treat ONE cancer patient

Progenics’ stock price has declined over nearly every relevant period against both absolute and relative metrics. While the Board is oblivious, true stockholders have felt the lack of progress under the incumbent Board

“Since FDA approval of AZEDRA, Progenics has mastered this complex commercialization process”

The Board deemed AZEDRA “commercialization ready” in 2017. In the words of CEO Mark Baker at the time AZEDRA was approved, “radiopharmaceuticals, it's like baking bread, right?” The management team further stated that facility readiness, payor engagement and patient onboarding should take “a matter of weeks” – clearly these “masters” did not understand the complexities of AZEDRA’s launch, with cancer patients waiting more than TEN MONTHS to be dosed

Compare this to two other cancer radiotherapeutics, XOFIGO and LUTATHERA, with patient dosing occurring in the same quarters as their respective FDA approvals

“Both of these accomplishments [FDA approval and first commercial sale of AZEDRA] created excellent value for you, our fellow shareholders.”

Since AZEDRA’s FDA approval in July 2018, the Company’s stock has declined 51%ii

When the Company finally dosed an AZEDRA patient, the Board elected to pay a commercial milestone payment issuing over 1.6 million shares of common stock instead of using its ample cash balance, even though its stock price was a depressed ~$4.20 per share

What tangible “excellent value” can the Board identify that has benefitted stockholders?

“Novartis has invested many billions of dollars to acquire assets in the prostate cancer and neuroendocrine tumor radiopharmaceutical spaces that are quite similar to Progenics’ products.”

Novartis bought two of the Company’s competitors while the Progenics Board sat idle for SIX YEARS. Had the Board moved quickly on AZEDRA and MIP-1095, Progenics may have already been acquired for as much as a 17x return (which is what Endocyte, Inc. generated for its stockholders in approximately one year)

It is likely not a coincidence that Novartis chose to invest in assets managed or overseen by others rather than those under the direction (or lack thereof) of this Board

“Our three directors targeted by Velan bring indispensable experience, which is critical to the Company’s continued success”

Although Mr. Baker deserves to be targeted, Velan has only recommended stockholders vote against two directors, Messrs. Crowley and Kishbauch

Under the direction of Chairman Crowley, the Company’s stock price has declined 46%.iii As a supposed financier, Mr. Crowley has mercilessly directed excess stockholder dilution to the tune of $200+ million in equity and approved outsized compensation for missed and unambitious corporate goals (which could be because he does not own any shares of common stock)

During Mr. Crowley’s tenure as Chairman, Mr. Baker was promoted to CEO and the Board has failed to provide proper oversight and direction needed given that Mr. Baker’s prior corporate operational experience consisted of tenures in the ferry and grain industries. The Board should have used its “indispensable experience” to guide Mr. Baker rather than permitting value destruction and missed opportunities to persist

Mr. Kishbauch has served as a director of three other public companies in the past ten years whose stock prices declined by 76% (Achillion Pharmaceuticals), 88% (Catabasis Pharmaceuticals) and 97% (TetraLogic Pharmaceuticals), respectively, during his tenure. In addition, OraPharma, the company he founded, was sold for $7.41 per share while its IPO price was $18.00 per share, nearly a 60% decline. The Board’s letter purposefully omitted this fact, instead highlighting a “63 percent premium” to a depressed stock price

“Mr. Kishbauch is Chair of the Nominating and Corporate Governance Committee. In this role, he has continued his track record of espousing best-in-class governance practices and welcoming shareholder input”

While Mr. Kishbauch has served as Chair of the Nominating and Governance Committee, the Board has opposed initiatives to expand stockholder rights and deprived stockholders of the opportunity to elect representatives of their choosing, including by (i) recommending against a stockholder proposal in 2018 to expand proxy access (a proposal ISS supported) and (ii) invalidating Velan’s nomination of candidates

Velan’s attempts to engage with the Company were rebuffed until we nominated a slate of directors…how is that “welcoming shareholder input?”

Your vote at the 2019 Annual Meeting, scheduled to be held on July 11, 2019, should reflect your view on the performance of the Board, particularly Messrs. Crowley and Kishbauch, whom we believe are most responsible for the lack of accountability and poor corporate governance practices at Progenics, as Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee, respectively, and together who represent the sole members of the Compensation Committee.

The Board touts the independent nature of six of its directors – we agree Messrs. Crowley and Kishbauch are independent…of stockholders given their complete lack of ownership of common stock. We believe there is a clear misalignment of interests between Messrs. Crowley and Kishbauch and the Company’s stockholders – the true owners of Progenics.

Under the direction of Messrs. Crowley and Kishbauch, the Company has destroyed significant stockholder value, squandered its pipeline potential and failed the needs of cancer patients. If meaningful change does not occur, stockholder value will continue to be destroyed and cancer patients will continue to be neglected. We urge stockholders to follow our call to action by voting AGAINST the re-election of Messrs. Crowley and Kishbauch on the GREEN proxy card.

It is time for accountability and stockholder alignment at Progenics – Velan urges all stockholders to vote on the GREEN proxy card today!

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

www.savePGNX.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

i Excludes shares underlying exercisable options held by non-executive directors.

ii Calculated from July 30, 2018 to June 14, 2019.

iii Calculated from February 4, 2009 to June 14, 2019.